EXHIBIT 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S EXITS CASH HANDLING OPERATIONS IN BELGIUM

RICHMOND, Va., November 12, 2010 – The Brink’s Company (NYSE: BCO) announced today that it has exited the cash handling market in Belgium.  The company discontinued funding of its Brink’s Belgium S.A. subsidiary after an unsuccessful effort to address a noncompetitive business structure.  As a result, the subsidiary has filed for bankruptcy and Brink’s expects to record a fourth-quarter non-cash charge of $15 million to $20 million (pretax) related to asset impairments.
Through nine-month period ending September 30, 2010, the subsidiary had revenue of $32 million and an operating loss of $7 million.  The operating loss includes $3 million in severance costs.  The severance costs were recognized in The Brink’s Company consolidated 2009 results.
Brink’s will continue to operate in Belgium through its Global Services unit, which provides secure transport of diamonds, jewelry, precious metals, banknotes and other commodities.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.BrinksCompany.com or call 804-289-9709.

Forward-Looking Statements
This release contains both historical and forward-looking information about the company's exit from the Belgian cash handling market, its projected effect on the company and the company’s global services operations in Belgium.  Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies regarding the impact of the Belgian bankruptcy on the company's reported financial results and future global services operations, which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and in our other public filings with the Securities and Exchange Commission.  Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.  The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.